Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Stephen F. Carman, VP/Treasurer	(609) 631-6222 or carmans@ynb.com
	Patrick M. Ryan, CEO	(609) 631-6177
	Leonardo G. Zangani	(908) 788-9660 or office@zangani.com
	YNB’s website	www.ynb.com

YARDVILLE NATIONAL BANCORP CONTINUES EXPANSION,

REPORTS FIRST QUARTER 2006 RESULTS

Hamilton, N.J. April 21, 2006 - Yardville National Bancorp (NASDAQ:YANB) today announced net income of $5.2 million and diluted earnings per share of $0.46 for the first quarter of 2006. These results included the effects of the ongoing implementation of key strategies to further build out the company’s footprint and develop revenue sources for continuing growth.

Total loans increased 8.8% and net interest income increased 6.8% compared to the same period last year. Total deposits increased $130.8 million, or 7.1%, to $1.97 billion at March 31, 2006, compared to $1.84 billion at March 31, 2005, indicating continued progress as a result of the company’s retail network expansion.

“Our first quarter bottom line results were in line with our expectations,” said YNB Chief Executive Officer Patrick M. Ryan. “Our commercial loan pipeline remains healthy despite the current competitive marketplace for commercial loans and deposits,” he added. “We are confident that we can increase net income and enhance shareholder value by continuing to add profitable commercial loans, opening new branches and attracting core deposits.”

“We remain focused on the continued execution of our retail strategy,” added YNB President and Chief Operating Officer F. Kevin Tylus. “We continue to see positive results from opening YNB branches in new and emerging markets and the expansion of our ‘Simply Better’ suite of products that offer greater convenience and value to customers,” he noted. “In the first quarter, we rolled out our Simply Better Money Market product with excellent results throughout our markets. Since introducing Simply Better Checking two years ago, the overall Simply Better suite of products has reached a total of $369.0 million in core deposits at March 31, 2006,” he said.

YNB continued its expansion into new markets in 2006 with the opening of its first branch in Ocean County during the first quarter, and expects to continue growing its retail footprint during 2006 and 2007. Branch offices in Ringoes and Readington, both in dynamic Hunterdon County, are scheduled to be opened in the third and fourth quarters of 2006, respectively.

“These locations have highly attractive demographics,” Mr. Tylus explained. “In addition to penetrating new markets with much promise, these new branches should help YNB achieve its retail strategy goals.”

During the first quarter, YNB also retooled its retail lending division and launched a new unit dedicated to growing market share in the small business segment. YNB’s larger branch network enhances the platform available to add accounts and grow loans in the retail and small business lines.

Commercial loan growth resulted in a $161.8 million increase in total loans to $1.99 billion at March 31, 2006, compared to $1.83 billion at March 31, 2005 and $1.97 billion at December 31, 2005.

“Commercial loan growth was slower than we typically experience in the first quarter, due primarily to timing factors,” Mr. Ryan added. “Based on what we see in our loan pipeline, we expect commercial loan growth to improve during the remainder of the year,” he said.

On a linked quarter basis, nonperforming assets declined $2.4 million in the first quarter of 2006 compared to the fourth quarter of 2005. Nonperforming assets totaled $16.2 million at March 31, 2006, compared to $9.0 million at March 31, 2005. For the three-month period ended March 31, 2006, YNB’s provision for loan losses was $2.4 million, compared with $1.5 million for the same period in 2005, contributing to lower net income in the first quarter of 2006 compared to the same period in 2005. At March 31, 2006, YNB’s allowance for loan losses was 1.13% of total loans, covering 138.1% of total nonperforming loans.

“We believe we have controls in place to address problem credits should they arise. In the first quarter, this has resulted in a higher provision for loan losses and net charge offs compared to the same period last year,” Mr. Ryan noted.

YNB’s capital position increased and strengthened for the quarter ended March 31, 2006. Total risk-based capital was 11.9%, Tier 1 risk-based capital was 11.0%, and the leverage ratio was 8.6%. During the first quarter, YNB paid its 49th consecutive cash dividend.

“Slower than expected commercial loan growth and higher deposit costs have resulted in pressure on our net interest margin,” added Stephen F. Carman, YNB’s Chief Financial Officer and Treasurer. “On a linked quarter basis, our tax equivalent margin was down two basis points to 3.08% but is seven basis points higher than in the first quarter of 2005,” he explained.

“YNB’s strategic plan continues to provide us with our roadmap for future success,” Mr. Ryan concluded. “Our markets are outstanding, we have a solid organization, and excellent systems are in place. We believe that the investments we have made in personnel and infrastructure will position YNB for solid growth in revenue, net income, and earnings per share, and should produce excellent results for our shareholders as we move forward.”

With $2.96 billion in assets as of March 31, 2006, YNB serves individuals and small to mid-sized businesses in the dynamic New York City-Philadelphia corridor through a network of 28 branches in Mercer, Hunterdon, Somerset, Middlesex, Burlington and Ocean counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, adequacy of the allowance for loan losses, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy; adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses; interest rate fluctuations and other economic conditions; continued levels of our loan quality and origination volume; our ability to attract core deposits; continued relationships with major customers; competition in product offerings and product pricing; adverse changes in the economy that could increase credit-related losses and expenses; adverse changes in the market price of our common stock; proxy contests and litigation; compliance with laws and regulatory requirements, including our agreement with the Office of the Comptroller of the Currency, and Nasdaq standards; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, as well as other risks and uncertainties detailed from time to time in statements made by our management. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Yardville National Bancorp
Summary of Financial Information
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005
Stock Information:
Weighted average shares outstanding:
Basic	10,884	10,518
Diluted	11,313	10,976
Shares outstanding end of period	10,954	10,532
Earnings per share:
Basic	$0.47	$0.53
Diluted	0.46	0.51
Dividends paid per share	0.115	0.115
Book value per share	16.36	14.99
Tangible book value per share	16.21	14.82
Closing price per share	36.80	32.62
Closing price to tangible book value	227.02%	220.11%
Key Ratios:
Return on average assets	0.71%	0.80%
Return on average stockholders' equity	11.55	14.05
Net interest margin	3.00	2.94
Net interest margin (tax equivalent) (1)	3.08	3.01
Efficiency ratio	58.49	54.95
Equity-to-assets at period end	6.03	5.60
Tier 1 leverage ratio (2)	8.62	7.81
Asset Quality Data:
Net loan charge-offs	$2,661	$390
Nonperforming assets as a percentage of total assets	0.55%	0.32%
Allowance for loan losses at period end as a
percent of:
Total loans	1.13	1.16
Nonperforming loans	138.13	236.84
Nonperforming assets at period end:
Nonperforming loans	$16,211	$8,962
Other real estate	-	-
Total nonperforming assets	$16,211	$8,962

(1) The net interest margin is equal to net interest income divided by average interest earning assets. In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income.
The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $601,000 and $468,000 for the three month periods ended March 31, 2006 and 2005, respectively.
(2) Tier 1 leverage ratio is Tier 1 capital to adjusted quarterly average assets.

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005
INTEREST INCOME:
Interest and fees on loans	$35,421	$28,802
Interest on deposits with banks	230	157
Interest on securities available for sale	8,962	9,016
Interest on investment securities:
Taxable	23	26
Exempt from Federal income tax	1,010	885
Interest on Federal funds sold	128	147
Total Interest Income	45,774	39,033
INTEREST EXPENSE:
Interest on savings account deposits	6,147	4,455
Interest on certificates of deposit of $100,000 or more	2,284	1,193
Interest on other time deposits	5,520	3,194
Interest on borrowed funds	9,304	9,220
Interest on subordinated debentures	1,306	1,107
Total Interest Expense	24,561	19,169
Net Interest Income	21,213	19,864
Less provision for loan losses	2,350	1,500
Net Interest Income After Provision for Loan Losses	18,863	18,364
NON-INTEREST INCOME:
Service charges on deposit accounts	659	661
Securities gains, net	-	193
Income on bank owned life insurance	421	443
Other non-interest income	581	420
Total Non-Interest Income	1,661	1,717
NON-INTEREST EXPENSE:
Salaries and employee benefits	7,651	6,829
Occupancy expense, net	1,427	1,189
Equipment expense	796	776
Other non-interest expense	3,504	3,064
Total Non-Interest Expense	13,378	11,858
Income before income tax expense	7,146	8,223
Income tax expense	1,978	2,610
Net Income	$5,168	$5,613
EARNINGS PER SHARE:
Basic	$0.47	$0.53
Diluted	0.46	0.51
Weighted average shares outstanding:
Basic	10,884	10,518
Diluted	11,313	10,976

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Condition
(Unaudited)

	March 31,		Dec. 31,
(in thousands)	2006	2005	2005
Assets:
Cash and due from banks	$38,165	$28,717	$52,686
Federal funds sold	16,675	36,135	10,800
Cash and Cash Equivalents	54,840	64,852	63,486
Interest bearing deposits with banks	18,226	3,178	16,408
Securities available for sale	722,530	771,364	741,668
Investment securities	92,786	81,262	89,026
Loans	1,990,285	1,828,488	1,972,840
Less: Allowance for loan losses	(22,392)	(21,226)	(22,703)
Loans, net	1,967,893	1,807,262	1,950,137
Bank premises and equipment, net	11,436	10,399	11,697
Bank owned life insurance	46,573	44,945	46,152
Other assets	43,892	34,593	38,157
Total Assets	$2,958,176	$2,817,855	$2,956,731
Liabilities and Stockholders' Equity:
Deposits
Non-interest bearing	$210,646	$205,332	$232,269
Interest bearing	1,762,373	1,636,913	1,740,448
Total Deposits	1,973,019	1,842,245	1,972,717
Borrowed funds
Securities sold under agreements to repurchase	10,000	10,000	10,000
Federal Home Loan Bank advances	704,000	722,000	704,000
Subordinated debentures	62,892	62,892	62,892
Obligation for Employee Stock Ownership Plan (ESOP)	2,109	283	2,250
Other	695	505	1,870
Total Borrowed Funds	779,696	795,680	781,012
Other liabilities	27,065	22,060	25,544
Total Liabilities	$2,779,780	$2,659,985	$2,779,273
Stockholders' equity:
Common stock: no par value	105,937	92,050	105,122
Surplus	2,205	2,205	2,205
Undivided profits	89,807	74,264	85,896
Treasury stock, at cost	(3,160)	(3,160)	(3,160)
Unallocated ESOP shares	(2,109)	(283)	(2,250)
Accumulated other comprehensive loss	(14,284)	(7,206)	(10,355)
Total Stockholders' Equity	178,396	157,870	177,458
Total Liabilities and Stockholders' Equity	$2,958,176	$2,817,855	$2,956,731

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2006			March 31, 2005
			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS:
Interest bearing deposits with banks	$19,747	$230	4.66%	$25,430	$157	2.47%
Federal funds sold	11,674	128	4.39	24,156	147	2.43
Securities	825,547	9,995	4.84	850,768	9,927	4.67
Loans (1)	1,975,212	35,421	7.17	1,798,947	28,802	6.40
Total interest earning assets	$2,832,180	$45,774	6.46%	$2,699,301	$39,033	5.78%
NON-INTEREST EARNING ASSETS:
Cash and due from banks	$36,033			$30,888
Allowance for loan losses	(23,202)			(20,575)
Premises and equipment, net	11,715			10,433
Other assets	71,078			75,546
Total non-interest earning assets	95,624			96,292
Total assets	$2,927,804			$2,795,593
INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets, and interest bearing demand	$956,632	$6,147	2.57%	$978,068	$4,455	1.82%
Certificates of deposit of $100,000 or more	237,477	2,284	3.85	169,060	1,193	2.82
Other time deposits	553,489	5,520	3.99	469,718	3,194	2.72
Total interest bearing deposits	1,747,598	13,951	3.19	1,616,846	8,842	2.19
Borrowed funds	717,677	9,304	5.19	734,259	9,220	5.02
Subordinated debentures	62,892	1,306	8.31	62,892	1,107	7.04
Total interest bearing liabilities	$2,528,167	$24,561	3.89%	$2,413,997	$19,169	3.18%
NON-INTEREST BEARING LIABILITIES:
Demand deposits	$210,775			$198,985
Other liabilities	9,880			22,807
Stockholders' equity	178,982			159,804
Total non-interest bearing liabilities and
stockholders' equity	$399,637			$381,596
Total liabilities and stockholders' equity	$2,927,804			$2,795,593
Interest rate spread (2)			2.57%			2.60%
Net interest income and margin (3)		$21,213	3.00%		$19,864	2.94%
Net interest income and margin
(tax equivalent basis)(4)		$21,814	3.08%		$20,332	3.01%
(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $601,000 and $468,000 for the three month periods ended March 31, 2006 and 2005, respectively.